Exhibit 99.1

NPC INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

For the 52-week period ended December 27, 2006

INDEX

Page
Unaudited Pro Forma Consolidated Statement of Earnings for the 52-week period ended December 27, 2006	1
Notes to Unaudited Pro Forma Combined Financial Statements	2

NPC INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS

52-week period ended December 26, 2006

(in thousands)

	Successor Period NPC	Pro Forma Adjustments	Pro Forma NPC
Sales:
Net product sales	$387,376	$214,587	$601,963
Fees and other income	10,489	5,881	16,370
Total sales	397,865	220,468	618,333
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	102,879	54,896	157,775
Direct labor	109,951	59,008	168,959
Other restaurant and operating expenses	130,595	68,590	199,185
General and administrative expenses	24,513	11,408	35,921
Corporate depreciation and amortization of intangibles	8,107	3,415	11,522
Net facility impairment charges	220	100	320
Net (gain) on disposition of assets	(615)	(207)	(822)
Total costs and expenses	375,650	197,210	572,860
Operating income	22,215	23,258	45,473
Other income (expense):
Interest expense	(25,306)	(14,932)	(40,238)
Miscellaneous	87	(690)	(603)
(Loss)/income before income taxes	(3,004)	7,636	4,632
Income tax (benefit)/expense	(1,881)	2,673	792
Net (loss)/income	$(1,123)	$4,963	$3,840

See accompanying notes.

NPC INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

On May 3, 2006, all of our outstanding stock was acquired by NPC Acquisition Holdings, LLC (“Holdings”), a company controlled by Merrill Lynch Global Private Equity (“MLGPE”) and certain of its affiliates (“the Acquisition”). In connection with the Acquisition, we issued $175.0 million principal amount of notes and entered into a $375.0 million Senior Credit Facility. The $375.0 million Senior Credit Facility consists of a $300.0 million term loan due 2013 and a $75.0 million revolving credit facility due 2012. All of these transactions, as further described herein, are collectively referred to in this report as the “Transactions.”

New Basis of Accounting. As a result of the Transactions, purchase accounting adjustments were made to underlying assets and liabilities based on the appraisal associated with the valuation of certain assets and liabilities. The purchase accounting adjustments did not impact net cash flow. The primary changes to the balance sheet reflect: (1) adjustments of the franchise rights to fair value, (2) adjustment of facilities and equipment to fair value, (3) adjustments to goodwill arising from the purchase accounting adjustments, (4) adjustments to the equity section from the purchase accounting adjustments, (5) adjustments to deferred tax balances, and (6) adjustments to other deferred liabilities due to the purchase accounting adjustments. The primary impact to the post-transactions income statement as a result of the application of purchase accounting includes an increase in the amortization and depreciation expense associated with the adjustments to franchise rights and facilities and equipment based upon the estimates of fair value and management’s estimate of the remaining useful lives of the subject assets. The Transactions resulted in higher debt levels and related interest accruals and increased capitalized debt issue costs which resulted in higher interest expense during the post-transaction periods.

Due to the impact of the changes resulting from the purchase accounting adjustments described above, the income statement and statement of cash flows presentation separates the operating results of the Company into two accounting periods; (1) the period prior to the May 2, 2006 consummation of the Transactions (“Predecessor”), and (2) the period beginning May 3, 2006 and after utilizing the new basis of accounting (“Successor”).

The accompanying unaudited pro forma consolidated statement of earnings give effect to a full year of adjustments relating to the purchase accounting adjustments from the Transactions described in the above. The unaudited pro forma consolidated statement of earnings for the 52-week period ended December 26, 2006 is based upon the historical financial statements of the Successor Entity for the 34-week period ended December 26, 2006 and the historical financial statements of the Predecessor Entity for the 18-week period ended May 2, 2006 adjusted for purchase accounting adjustments relating to the Transactions. We have prepared this pro forma presentation of consolidated statement of earnings to be used as a basis for performing our tests of significance in accordance with Rule 1-02(w).

Note 2. Unaudited Pro Forma Consolidated Statement of Earnings Adjustments for the 52-week period ended December 26, 2006

The following table summarizes unaudited pro forma consolidated statement of earnings adjustments for the 52-week period ended December 26, 2006 (in thousands):

	Historical Predecessor Period[1]	Adjustments		Pro Forma Adjustments

Sales:
Net product sales	$214,587	$—		$214,587
Fees and other income	5,881	—		5,881
Total sales	220,468	—		220,468
Costs and expenses:
Cost of sales (excluding depreciation and amortization)	54,896	—		54,896
Direct labor	59,008	—		59,008
Other restaurant and operating expenses	66,032	2,558	a	68,590
General and administrative expenses	24,372	(12,964)	b	11,408
Corporate depreciation and amortization of intangibles	2,144	1,271	a	3,415
Net facility impairment charges	100	—		100
Net (gain) on disposition of assets	(207)	—		(207)
Total costs and expenses	206,345	(9,135)		197,210
Operating income	14,123	9,135		23,258
Other income (expense):
Interest expense	(3,744)	(11,188)	c	(14,932)
Loss on early termination of debt	(11,306)	11,306	d	—
Miscellaneous	(690)	—		(690)
(Loss)/income before income taxes	(1,617)	9,253		7,636
Income tax expense	—	2,673	e	2,673
Net (loss)/income	$(1,617)	$6,580		$4,963

1       Reflects the historical revenues and expenses for NPC International, Inc. that was earned prior to the Transactions for the 18-weeks ended May 2, 2006.

(a)	Represents the additional depreciation to be recorded on facilities and equipment in accordance with purchase accounting requirements.
(b)	Represents the termination and early payout of the Executive Deferred Compensation Plan of $12.1 million and legal expenses of $0.8 million incurred in connection with the Transactions.
(c)

Represents the additional interest expense required to adjust interest expense to the appropriate amounts after giving effect to the Transactions. Interest was calculated on the $300.0 million term loan using the average three-month Eurodollar rate at December 26, 2006 plus 1.75% (6.94%) and 0.5% on the unused portion ($50.0 million) of the revolving credit facility. The letter of credit fees on $25.0 million issued and outstanding letters of credit was calculated at 2.25%.

Interest was calculated on the outstanding Senior Subordinated Notes at an annual rate of 9.5%.

(d)	Represents the penalties paid by the Company when executing the Transactions associated with the early termination of debt.
(e)

Represents the income tax expense on a pro forma pre-tax income for the 18-week period ended May 2, 2006 calculated at 35% and reflects our conversion from a subchapter S filing corporation to a C corporation filing status effective upon closing of the Transactions.

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